Exhibit 99.1

Item 6.     Selected Financial Data

The following table sets forth our selected historical consolidated financial and other data as of and for each of the five years in the period ended December 31, 2005, which has been derived from our audited consolidated financial statements. During the periods presented, we made a number of acquisitions, each of which has been accounted for using the purchase method of accounting. Accordingly, our financial statements include the results of operations of the acquired dealerships from the date of acquisition. As a result of the acquisitions, our period to period results of operations vary depending on the dates of the acquisitions. Accordingly, this selected financial data is not necessarily indicative of our future results. The information below has been revised for entities that have been treated as discontinued operations through September 30, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and to reflect the Company’s June 1, 2006 two-for-one split of its voting common stock in the form of a stock dividend. You should read this selected consolidated financial data in conjunction with our audited consolidated financial statements and related footnotes included elsewhere in this report.

	As of and for the Years Ended December 31,
	2005 (1)	2004 (2)	2003 (3)	2002 (4)(5)	2001 (5)
	(in millions, except per share data)
Consolidated Statement of Income Data:
Total revenues	$10,097.5	$8,849.3	$7,366.9	$5,898.9	$4,371.9
Gross profit	$1,531.5	$1,315.2	$1,077.2	$867.5	$628.9
Income from continuing operations	$121.1	$112.3	$78.0	$51.1	$30.2
Net income	$119.0	$111.7	$82.9	$62.2	$44.7
Income from continuing operations per
diluted common share	$1.29	$1.23	$0.94	$0.62	$0.44
Net income per diluted common share	$1.27	$1.22	$1.00	$0.76	$0.66
Shares used in computing diluted
share data	93.9	91.2	82.9	82.3	68.4
Balance Sheet Data:
Total assets	$3,594.2	$3,532.8	$3,144.2	$2,690.3	$1,946.6
Floor plan notes payable	$1,172.9	$1,111.5	$957.8	$703.3	$421.6
Total debt (excluding floor plan
notes payable)	$580.2	$586.3	$651.6	$665.6	$555.2
Total stockholders' equity	$1,145.7	$1,075.0	$828.4	$704.4	$515.7
Cash dividends per share	$0.23	$0.21	$0.05	$-	$-

(1)	Includes $8.2 million ($5.2 million after-tax), or $0.06 per share, of earnings attributable to the sale of all the remaining variable profits relating to the pool of extended service contracts sold at our dealerships over the past five years, and $1.9 million ($1.2 million after tax), or $0.01 per share of severance charges.

(2)	Includes an $11.5 million ($7.2 million after tax), or $0.08 per share, gain resulting from the sale of an investment and an $8.4 million ($5.3 million after tax), or $0.06 per share, gain resulting from a refund of U.K. consumption taxes. These 2004 gains were offset in part by non-cash charges of $7.8 million ($4.9 million after tax), or $0.05 per share, principally in connection with the planned relocation of certain U.K. franchises as part of our ongoing facility enhancement program.

(3)	Includes a $5.1 million charge ($3.1 million after tax), or $0.04 per share, from the cumulative effect of an accounting change related to the adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor.

(4)	Includes a $22.8 million charge, which includes the estimated cash costs to be paid relating to employment contracts of certain employees terminated in connection with the streamlining of our dealership operations in the western region of the U.S. and the cost of a non-compete agreement with a former member of management that we determined no longer had a continuing economic benefit.

(5)	In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we stopped recording amortization expense relating to indefinite lived intangibles as of January 1, 2002. Amortization expense was $18.1 million in 2001.